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                                  EXHIBIT 21

                 SUBSIDIARIES OF FULTON FINANCIAL CORPORATION
                 --------------------------------------------


Name of Subsidiary                 Organized Under the Laws of
------------------                 ---------------------------

Fulton Bank                             Pennsylvania

Farmers Trust Bank                      Pennsylvania

Swineford National Bank                 United States

Lafayette Bank                          Pennsylvania

FNB Bank, National Association          United States

Great Valley Savings Bank               Pennsylvania

Hagerstown Trust Company                Maryland

Delaware National Bank                  United States

The Bank of Gloucester County           New Jersey

Fulton Financial Realty Company         Pennsylvania

Fulton Life Insurance Company           Pennsylvania

Central Pennsylvania Financial Corp.    Pennsylvania

FFC Management, Inc.                    Delaware